July 15, 2008

Dear Valued Investor,

     I am pleased to share with you the first “Update from the President” letter regarding recent developments at Ireland Inc. (“Ireland”). I intend to provide our shareholders with similar updates on a periodic basis.

     The past 12 months have been very exciting for Ireland. During this time, Ireland acquired rights to purchase two mineral properties with exciting potential, raised approximately 13 million dollars in new equity capital, completed the acquisition of 100% of its lead project (the “Columbus Project”), and moved steadily forward with its technical programs involving both projects.

Columbus Project

     Located in Esmeralda County, Nevada, approximately half way between Las Vegas and Reno, we believe the Columbus Project represents a potential gold, silver and calcium carbonate opportunity. The project encompasses approximately 19,300 acres of placer mineral claims, a fully permitted 320-acre mine site, 60 acres of mill site claims and a mill site building, 80 acres of private land, water usage rights and the option to acquire an additional 23,000 acres of mineral claims adjacent to the property. Our technical program is focused on two main goals for 2008: (a) complete a pre-feasibility study through the operation of a Pilot Production Plant; and (b) further define the three-dimensional extent and potential resources of the project through a Drilling and Sampling Program.

     In the last 12 months, we have completed all necessary upgrades to our mill site facility and are currently installing a complete Pilot Production Plant. The Pilot Production Plant will consist of a full production and processing cycle that we will use to test the commercial viability of the project. On June 10, 2008, we received notice from the Nevada Department of Environmental Protection that the Company had been granted certain requested amendments to its production permit. The revised and expanded permit now allows the Company to mine up to 790,000 tons of raw material per year, a tenfold increase from previously permitted volumes, and to mine to a maximum depth of 40 feet, a 60% increase from previously permitted depths. At full production rates, a mine on the currently permitted 320-acre mine site would have an estimated life of over 17 years. We consider this the first step in our comprehensive plan to eventually mine our complete area of interest.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Columbus Mill Site Building – June 15th , 2006	Columbus Mill Site Building – July 1st , 2008

     During the fourth quarter of 2007, we completed our Phase One 18-hole drill program within the 320-acre permitted mine site. Holes were drilled to a maximum depth of 100 feet, in an evenly spaced grid across the mine site area. Two-foot composite samples were collected every 10 feet down each hole. Analyses of the samples revealed an 18-hole average gold grade of 0.070 ounces per ton. All work was done under chain-of-custody guidelines by independent engineers and laboratories.

     On April 21, 2008, we received approval to conduct our Phase Two 28-hole drill program across part of the 5,000-acre area of interest that was identified through our Surface Sampling Program. These holes will be drilled to depths ranging from 150 to 400 feet. Collected sample splits will be taken and sent to independent laboratories for assay analysis. We have currently completed 15 of the drill holes. As before, all work is being completed under chain-of-custody guidelines by independent engineers and laboratories.

Installation of Module 1 of our Pilot Plant	Drilling Operations at the Columbus Project

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

     We plan to have the Pilot Production Plant installed and operating, and to announce our initial resource recovery rate results and estimated costs of operations, by the end of the year. We also intend to complete our 28-hole drill program and subsequent sample analyses before the end of 2008. This information should provide an initial indication of the economic potential of the Columbus Project.

Red Mountain Project

     Located in San Bernardino County, California, the Red Mountain Project is a potential gold, silver and tungsten opportunity. The Company currently has the right to acquire up to 100% of the Red Mountain Project, which consists of approximately 7,500 acres of placer mineral and mill site claims in the historic Rand Mining District. Our technical program for 2008 will seek to determine the potential mineralization of the area through an extensive Drilling and Sampling Program.

     To date, we have collected over 150 widely spaced surface samples over the area of interest, and we have delivered splits of these samples to independent laboratories for analysis. We expect to receive complete assay results from the laboratories early in the fourth quarter of 2008. All work is completed under chain-of-custody guidelines by independent engineers and laboratories.

     Overall, we are very pleased with the progress of our technical programs, to date, at both projects, and we expect to achieve our year-end goals.

     The Company is currently planning to hold a shareholder meeting in Reno and a day trip to the Columbus Project for a site tour in mid-October. We will send out an official notice to all shareholders shortly. The Company is also planning to have a presentation booth at the Hard Assets Investment Conference in San Francisco, November 30 to December 1, 2008. We encourage interested shareholders and their associates to attend.

     If you would like to receive future updates by email, please subscribe to our email distribution list on the Company’s website, http://www.irelandminerals.com, or send an email request to info@irelandminerals.com. If you have any questions or comments, please do not hesitate to contact Janet Stagg at (702) 932-0353.

Kind Regards,

Douglas Birnie
President – Ireland Inc.

P.S. If you wish to be removed from our distribution list for future updates please contact Janet Stagg at jstagg@irelandminerals.com, by phone at (702) 932-0353 or by fax at (702) 932-0338. If any of your associates would be interested in receiving future updates, please have them contact Janet by email or fax as listed above.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338